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                                                                 EXHIBIT 23.10

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Lincare Holdings Inc.:

We consent to the incorporation by reference in the registration statements Nos. 33-55202, 33-595656, 33-90602, 333-46969, 333-71159, 333-78719 and
333-74672 on Form S-8 of Lincare Holdings Inc. of our report dated February 8, 2002, with respect to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and related consolidated financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Lincare Holdings Inc.



St Petersburg, Florida
March 28, 2002